Exhibit 99.12

Exhibit 99.12	Press Release of July 26, 2011 relating to announcement by First Trinity Financial Corporation of its execution of an agreement to acquire Doctors Life Insurance Company

First Trinity Financial Corporation Announces Signing of Definitive Agreement to Acquire Doctors Life Insurance Company

Tuesday, July 26, 2011

Tulsa, Oklahoma

First Trinity Financial Corporation (“First Trinity”) located in Tulsa, Oklahoma announced today that First Trinity’s wholly owned subsidiary, Trinity Life Insurance Company (“Trinity Life”), domiciled in Oklahoma, has signed a definitive agreement to acquire Doctors Life Insurance Company (“Doctors Life”), domiciled in California, with statutory assets of approximately $22 million and licensed in California, Arizona, Hawaii, Montana, Nevada, Texas and Wyoming.

The purchase price will be $4,500,000, subject to adjustment based upon required statutory capital and surplus.  The transaction is subject to customary regulatory approval.  Closing is anticipated to occur in December 2011.  Merger and Acquisition Services served as an advisor to the Doctors Company.

About the companies:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma.  First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange.  First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company.  It now has two wholly owned subsidiaries in those businesses: Trinity Life Insurance Company and First Trinity Capital Corporation.  First Trinity is owned by over 4,000 Oklahoma residents.  First Trinity is in the midst of a $10 million public offering that to date has raised more than $7 million.  The offering is only available to residents of Oklahoma who meet certain suitability requirements.

Trinity Life Insurance Company (www.trinitylifeinsurance.com) is a life insurance and annuity company headquartered in Tulsa, Oklahoma, offering life insurance and annuity products to the citizens of Oklahoma, Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio and Texas.

The Doctors Company Founded by doctors for doctors in 1976, The Doctors Company (http://www.thedoctors.com/www.thedoctors.com) is relentlessly committed to advancing, protecting, and rewarding the practice of good medicine. The Doctors Company is the nation’s largest insurer of physician and surgeon medical professional liability with nearly 55,000 member physicians, $4 billion in assets, an A rating by Fitch Ratings, and an A rating by A.M. Best Company.

Merger and Acquisition Services (www.maservices.com) is a specialist investment, advisory and financial services Firm to the insurance and reinsurance industry, with offices in New York City, Hartford Connecticut and Atlanta Georgia.